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                                                                    Exhibit 2.1



                             INTERFORM CORPORATION
                            STOCK PURCHASE AGREEMENT




                                    BETWEEN



                               IRM SERVICES, INC.
                                   ("Seller")



                                      AND



                            CHAMPION INDUSTRIES, INC.
                                    ("Buyer")




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                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 28, 1996, by and among Champion Industries, Inc., a West Virginia corporation ("Buyer"), and IRM SERVICES, INC., a Florida corporation ("Seller"), a wholly owned subsidiary of Guaranty Reassurance Corporation, a Florida insurance corporation.

                             FACTUAL BACKGROUND

         A. Seller owns all of the outstanding capital stock of Interform Corporation, a Pennsylvania corporation (the "Company"). The Company is engaged in the printing business (the "Business").

         B. Seller proposes to sell and assign to the Buyer, and the Buyer proposes to purchase from the Seller, on the terms and conditions set forth in this Agreement, all of the outstanding shares of the Company.

                                      AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the parties hereto agree as follows:

1.  DUE DILIGENCE; ETC.

    1.1 DEPOSIT. As provided in Section 3.2(a) below, upon execution of this Agreement, Buyer shall pay Seller $25,000 as Earnest money, as hereinafter defined.

    1.2 DUE DILIGENCE. For a period of thirty (30) days after the date of this Agreement, Buyer shall have the right to conduct such due diligence examination of the Company and its assets and liabilities, including, without limitation, environmental audits as Buyer desires, and Seller agrees to cause the Company to cooperate with the Buyer and assist Buyer in its due diligence examination of the Company and its books and records.

    1.3 CLOSING OR TERMINATION. At any time prior to the expiration of the thirty (30) day due diligence period, Buyer shall have the right to terminate this Agreement, in the event Buyer is not satisfied with the results of its due diligence examination of the Company by so notifying Seller in writing and, provided such termination notice is received by Seller within such thirty (30) day period, the Agreement shall be terminated and Seller shall return the Earnest Money to Buyer. In the event Seller does not receive such termination notice within such period, Buyer shall be deemed to be satisfied with its due diligence examination of the Company, each of Buyer and Seller shall file its HSR Act filing within two business days thereafter

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and, subject to the satisfaction of waiver of the closing conditions set forth in this Agreement, the sale and purchase of the Shares shall be closed within thirty-two (32) days after the expiration of the due diligence period.

2.  PURCHASE AND SALE OF SHARES

    Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer and deliver to the Buyer and the Buyer shall purchase from the Seller all of the issued and outstanding shares of all classes of capital stock of the Company, (collectively, the "Shares") free and clear of all pledges, liens, security interests, claims and encumbrances of any nature whatsoever ("Liens"). The Seller shall cause the delivery to the Buyer of all documents, certificates and instruments reasonably requested by the Buyer to evidence the transfer and conveyance of good and marketable title to the Shares to the Buyer free and clear of any Liens.

3.  PURCHASE PRICE -- PAYMENT

    3.1 PURCHASE PRICE. The purchase price (the "Purchase Price") payable for the Shares shall be $2,500,000. In addition, at closing the Buyer shall purchase, or shall cause the Company to pay, that certain payable resulting from an intercompany tax sharing agreement owing from the Company to Seller in the amount of $130,000 (the "Intercompany Amount").

    3.2 PAYMENT OF PURCHASE PRICE. The Purchase Price and the Intercompany Amount shall be paid by the Buyer to the Seller as follows:

         (a) EARNEST MONEY. Immediately upon execution of this Agreement, the Buyer shall deliver Twenty-five Thousand Dollars ($25,000.00) ("Earnest Money") to Seller.

         (b) AT THE CLOSING. The Buyer shall deliver (i) the Intercompany Amount and (ii) the balance of the Purchase Price, which together with the Earnest Money, shall constitute the Purchase Price.

         (c) METHOD OF PAYMENT. All payments under Section 3.2(a) shall be made in the form of certified or bank cashier's check payable to the order of recipient. All payments under Section 3.2(b) shall be made by wire transfer of immediately available funds to an account designated by the recipient not less than twenty-four (24) hours prior to the time of the payment specified herein.

4.  REPRESENTATIONS AND WARRANTIES OF THE SELLER

    The Seller represents and warrants to the Buyer as follows:

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    4.1  CORPORATE ORGANIZATION, POWER AND AUTHORIZATION.  The Company is
duly organized, validly existing and in good standing under the laws of Pennsylvania and is qualified as a foreign corporation in Ohio, West Virginia, New Jersey and Indiana.

    4.2 CORPORATE DOCUMENTS, ETC. The copies of the Articles of Incorporation and By-Laws of the Company, including any amendments thereto, which have been or will be made available for inspection by the Seller to the Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of the Company which have been or will be furnished to the Buyer for inspection are true, correct and complete and accurately reflect all material corporate action taken by the Board of Directors or Shareholders of the Company.

    4.3 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists entirely of 20,000 shares of voting common stock, par value $10.00 per share. 10,000 shares of such capital stock are issued or outstanding and owned of record and beneficially by Seller, which is a wholly-owned subsidiary of Guaranty Reassurance Corporation. All such shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no (a) securities or instruments convertible into or exchangeable for any of the Company's capital stock or other securities,
(b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of the Company or securities which are convertible into or exchangeable for capital stock or other securities of the Company, or
(c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Company. Except as set forth on Schedule 4.3, the Company does not own, directly or indirectly, beneficially or otherwise, any shares of stock or other securities and is not a party to a partnership, joint venture or similar arrangement. None of the Shares have been issued in violation of any preemptive rights of shareholders.

    4.4 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer a complete and correct copy of the Company's audited financial statements for the year ending 12/31/95 and the Company's unaudited financial statement for six months ending 6/30/96. To the Seller's knowledge, except as set forth on
Schedule 4.4, the financial statements have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles (except as expressly set forth or disclosed in the notes or comments) consistently applied with prior periods, the assets, liabilities and financial position of the Company as of the dates and for the periods indicated. To the best of Seller's knowledge, except as set forth on Schedule 4.4 since 6/30/96, there has been no material adverse change in the condition

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(financial or otherwise) of the Company and its assets, results of operations or prospects other than changes generally impacting the industry and matters set forth on Schedule 4.4.

    4.5  TAX MATTERS.  To the Seller's knowledge, except as set forth on
Schedule 4.5, the Company has filed all material federal, state, county and local tax returns, both United States and foreign, which are required to be filed by it for each of the taxable periods for which such returns are due. To the Seller's knowledge, except as set forth on Schedule 4.5, no claims or deficiencies have been asserted against the Company with respect to any taxes or other governmental charges or levies which have been paid or otherwise satisfied and the Company has not entered into any agreement for the extension of time for assessment or payment of any federal, state, county or local tax or the filing of any return, either United States or foreign.

    4.6 NO LITIGATION. Except as set forth in Schedule 4.6, to the Seller's knowledge there is no action, suit or proceeding pending or threatened/or unasserted but evaluated by the Seller and considered probable of assertion against Company, its business or any of its assets.

    4.7 LICENSES AND PERMITS. To the Seller's knowledge, the Company has all material licenses and permits required for the conduct of the Business as presently conducted. To the Seller's knowledge, since 1/1/95 the Business has not been operated under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or any government, agency or institution.

    4.8 INSURANCE. To the Seller's knowledge, the Company has in effect policies of fire, liability, workers compensation, health and other forms of insurance with respect to the Business and properties of Company, true and correct copies of which are available to the Buyer for inspection.

    4.9 BROKERAGE AND FINANCIAL ADVISORS. Except as set forth on Schedule 4.9, no broker, finder, or financial advisor is entitled to any fee or compensation from the Buyer or the Company in connection with this Agreement or the transactions contemplated hereby as a result of any action by the Seller or Company and any such fee is payable by Seller and not the Company.

    4.10 BANK ACCOUNTS. Schedule 4.10 sets forth the names and locations of all banks and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, or other account of any nature.

    4.11 AUTHORIZATION; ENFORCEABILITY.   The execution and delivery of this
Agreement have been duly authorized by the Board of Directors and shareholders of Seller and no other corporate act

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or proceeding on the part of Seller or its shareholders is necessary to authorize this Agreement, or the other documents and instruments to be executed and delivered by the Seller pursuant hereto, or the consummation of the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except to the extent that their enforcement is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity.

    4.12 NO VIOLATION OR CONFLICT. The execution, delivery and performance of this Agreement by the Seller, and the consummation by such parties of the transactions contemplated hereby: (a) do not and will not violate or conflict with any material provision of law or regulation, or any material writ, order, judgment or decree of any court or governmental or regulatory authority applicable to Seller or the Company, or any provision of any such party's organizational documents; and (b) to the Seller's knowledge do not and will not, with or without the passage of time or the giving of notice, result in the breach of, or constitute a default, cause the acceleration of performance or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of any such party pursuant to any instrument or agreement to which any such party or entity is a party or by which any such party or entity or its respective properties may be bound or affected, other than instruments or agreements as to which consent the Seller believes can be obtained at or prior to the Closing, each of which instruments or agreements to the Seller's knowledge is listed on
Schedule 4.12 hereto.

    4.13 CONSENT OF GOVERNMENTAL AUTHORITIES. To the knowledge of Seller, no material consent, approval or authorization of, or registration, qualification or filing with any federal, state or local governmental or regulatory authority, or any other person or entity, is required to be made by any of the Seller, or the Company in connection with the execution, delivery or performance of this Agreement by any such party or the consummation by any such party of the transactions contemplated hereby except for filings and consents obtained prior to closing.

    4.14 COMPLIANCE WITH LAWS. To the Seller's knowledge, the Company is in compliance with all material federal, state, local and foreign laws, ordinances, regulations, judgments, rulings, orders and other requirements applicable to it.

    4.15 OWNED AND LEASED PROPERTY. The Company has good and marketable title to all real property and all material equipment and other personal property, tangible and intangible, included as an asset in the Financial Statements dated 12/31/95 (other than property disposed of in the ordinary course of business consistent with past practices since that date) and to each material item of

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equipment and other personal property, tangible and intangible, acquired since 12/31/95, free and clear of any Liens, except as set forth in Schedule
4.15 hereto. To the Seller's knowledge, all material assets, tangible or intangible, owned by any third party which are used in the operation of the business of the Company as presently conducted are used pursuant to valid leases and/or licenses.

    4.16 TITLE TO SHARES. Upon closing and delivery of the certificate evidencing the Shares, together with a stock power executed in blank, the Buyer will acquire good and marketable title to the Shares, free and clear of all Liens and/or proxies or agreements affecting voting or disposition of the Shares, and such interests shall be owned by the Buyer, fully paid and nonassessable.

    4.17 INTANGIBLE PROPERTY. To Seller's knowledge, the Company owns or has the right to use all foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and material copyrights (whether or not registered and, if applicable, including pending applications for registration), used or by the Company (collectively, the "Rights"). Except as set forth on Schedule 4.17, to the knowledge of the Seller: (a) the Company has not received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Rights and neither the use of the Rights by the Company or the operation of the Business in infringing or has infringed upon any rights of others; and (b) the consummation of the transactions contemplated hereby will not alter or impair any of the Rights.

    4.18 GOVERNMENTAL AUTHORIZATIONS. To the Seller's knowledge, the Company has all material authorizations, consents, approvals, franchises, licenses and permits required under applicable law or regulation for the operation of the business of the Company as presently operated (the "Governmental Authorizations"). To the Seller's knowledge, all the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and the Company is in compliance with the terms of all the Governmental Authorizations.

    4.19 ABSENCE OF UNDISCLOSED LIABILITIES. To the Seller's knowledge, except as reflected in the Schedules to this Agreement and except to the extent reflected or reserved against in the Company's financial statements of 12/31/95 and 6/30/96, (a) the Company as of such dates had no liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities due or to become due, and of a kind which is required to be reflected in a financial statement, nor does there exist a set of circumstances resulting from transactions effected or events occurring on or prior to 12/31/95 or 6/30/96, or from any action omitted to be taken during such period that could reasonably be expected to result in any such obligation or liability and (b) there is no

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basis for the assertion against the Company of any such liability of any nature or in any amount not fully reflected or reserved against in the financial statements of 12/31/95 and 6/30/96, except changes incurred in the regular course of business since that date.

    4.20 CONTRACTS.  To the Seller's knowledge, except as set forth on
Schedule 4.20, the Company is not a party or subject to any of the following (whether written or oral, express or implied):

         (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant, other than those which are terminable at will by the Company, or as otherwise required by applicable law.

         (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar understandings, with respect to any present or former officer, director or consultant; and

         (iii) any contract not made in the ordinary course of business containing covenants limiting the freedom of the Company to compete in any line of business or with any person or involving any restriction of the area in which, or method by which, the Company will carry on its business (other than as may be required by law or applicable regulatory authorities).

    4.21 LABOR. To the Seller's knowledge, except as set forth on Schedule 4.21: (a) no strike, work stoppage or other labor dispute is pending or threatened between the Company and any of its directors, officers, employees, agents or consultants, or any labor union claiming to represent such employees, and no application for a certification of a collective bargaining agent is pending or threatened, (b) the Company has no agreement with any labor union or collective bargaining group, (c) there are no unfair labor practices, charges, grievances, arbitrations, claims, or demands pending or in process or threatened by or on behalf of any employees of the Company, or any written complaints received by the Company threatening, or, with respect to unresolved complaints, on file with any federal, state or local governmental agencies alleging age, employment or other discrimination and
(d) the Company is not in material violation of any applicable federal, state or local law relating to the employment of labor.

    4.22 EMPLOYMENT BENEFITS. To the Seller's knowledge, except as set forth on Schedule 4.22, with respect to any plan or arrangement of Company which constitutes an employee benefit plan within the meaning of Section 3(3) of the Employees Retirement Income Security Act of 1974 ("ERISA"):

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         (a)  Except for liabilities to the Pension Benefit Guaranty
    Corporation pursuant to Section 4007 of ERISA, or to the Internal Revenue Service under Section 4971 of the Internal Revenue Code of 1954, the Company has no liability to the Pension Benefit Guaranty Corporation or to the Internal Revenue Service with respect to any pension plan qualified under Section 401 of the Internal Revenue Code of 1954;

         (b) All "employee benefit plans", as defined in Section 3(3) of ERISA, which cover one or more employees employed by the Company (each individually, a "Plan", and collectively, the "Plan") comply in all material respects with ERISA and , where applicable for tax-qualified or tax-favored treatment, with the Internal Revenue Code of 1986. As of 12/31/95, the Company had no material liability under any Plan that is not reflected on the audited statements of financial condition of Company as of such date, or in the notes thereto (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation and anniversary awards, provided that such liabilities are not in any event material). Neither the Plans nor any trustee or administrator thereof has engaged in a "prohibited transaction" within the meaning of Section 406 of ERISA or, where applicable, Section 4975 of the Internal Revenue Code of 1986 for which no exemption is applicable, nor have there been any "reportable events" within the meaning of Section 4043 of ERISA for which the thirty (30) day notice therefor has not been waived; and

         (c) No litigation is pending against any plan seeking the payment of benefits or alleging a breach of trust or fiduciary duty by any plan fiduciary.

    4.23 ENVIRONMENTAL MATTERS. To the Seller's knowledge, except as set forth on Schedule 4.23:

         (a) The operations of the business of the Company and the buildings in which it is conducted conform with all material respects with all applicable federal, state and local laws, ordinances and regulations (including those relating to zoning and environmental protection), and all buildings or operations of the Company and the business that are subject to the Occupational Safety and Health Act of 1970, as amended, comply in all material respects with all employee working conditions as prescribed by such Act;

         (b) The Company has no underground storage tanks, either empty or containing any liquid, including but without limitation solvents, fuel or waste oil, on any premises used in its business;

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         (c)  The Company has obtained all material permits, licenses and other authorizations and filed all material notices which are required to be obtained or filed by Company for the operation of its business under federal, state and local laws relating to pollution, protection of the environment or waste disposal ("Environmental Laws"). The Company is in compliance in all material respects (i) with all terms and conditions of all required permits, licenses and authorizations; and (ii) all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all material respects, or which may give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, waste or hazardous or toxic material with respect to the Company or its businesses, properties or plants; and

         (d) There are no actions, suits or proceedings, or demands, claims, notices or investigations (including, without limitation, notices, demand letters or requests for information from any environmental agency) instituted or pending, or threatened relating to the liability of the Company or any of its operations or buildings under any Environmental Law.

5.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer represents and warrants to the Seller as follows:

    5.1 CORPORATE. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. The Buyer has all requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by the Buyer and to carry out the transactions contemplated hereby and thereby.

    5.2 AUTHORITY. The execution and delivery of this Agreement have been duly authorized by the Board of Directors of the Buyer. No other corporate act or proceeding on the part of the Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes the valid and binding agreement of the Buyer, enforceable in

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accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

    5.3 NO BROKERS OR FINDERS. No broker, finder or financial advisor is entitled to any fee or compensation from the Seller in connection with this Agreement or the transactions contemplated hereby as a result of any action of the Buyer. Except as set forth on Schedule 5.3, the Buyer has not promised or agreed to pay any fee or compensation for services as a broker, finder, financial advisor or otherwise in connection with this transaction (other than payment of the Buyer's attorneys and accountants at their standard rates).

    5.4 UNITED STATES SECURITIES LAW COMPLIANCE. The Buyer acknowledges that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Buyer understands and agrees that the Buyer will sell or otherwise transfer the Shares or any portion thereof only in accordance with the provisions of the Securities Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration thereunder and otherwise in a manner that does not violate the securities laws of any state of the United States.

    5.5 PURCHASE FOR OWN ACCOUNT. The Buyer is acquiring the Shares for the Buyer's own account as principal, for investment and not with a view to, or for the resale, distribution, or fractionalization thereof, in whole or in part, and no other person has any direct or indirect beneficial interest in the Shares.

    5.6 ACCREDITED INVESTOR, ETC. The Buyer has such knowledge and experience in financial, tax, and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares. The Buyer's financial situation is such that the Buyer can afford to bear the economic risk of holding the Shares for an indefinite period of time and suffer complete loss of the Buyer's investment in the Shares.

    5.7 BUYER'S BACKGROUND. The Buyer's management and controlling shareholders have knowledge and experience in connection with the printing industry, management and finance. In addition, the Buyer is familiar with the Company and its business. Except as expressly provided herein, the Seller has made no representations and warranties regarding the Company, its business, its assets or, its prospects.

    5.8 KNOWLEDGE OF BREACH. Buyer has not learned, by the Closing, of any breach by Seller of any warranty, representation or covenant herein which has not been disclosed in writing to Seller prior to the Closing.

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6.  COVENANTS

    6.1 HSR ACT FILINGS. Each party shall, in cooperation with the other party, file or cause to be filed any reports or notifications that may be required to be filed by it under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act"), with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other. Prior to making any communication, written or oral, with the Federal Trade Commission, the Antitrust Division of the federal Department of Justice or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby, the Seller and the Company shall consult with the Buyer. The Buyer shall bear the cost of any filing fees or similar expenses arising from the HSR filing.

    6.2 ACCESS TO INFORMATION AND RECORDS. During the period prior to the Closing the Seller shall cause the Company to give the Buyer (and after the Closing, the Buyer shall cause the Company to give to Seller, solely with respect to matters arising on or prior to Closing), its counsel, accountants and other representatives access during normal business hours to all of the properties, books and records of the Company for the purpose of such inspection, investigation and testing as the other party deems appropriate and furnish or cause to be furnished to the other party and its representatives all relevant information with respect to the business experience, financial condition and background of the Company on or prior to Closing as the other party may reasonably request. All such information shall be kept confidential by Buyer (or Seller, as the case may be) and not disclosed to any third person until the completion of the Closing (and thereafter as to Seller). Seller shall have no right of access to any records of the Company generated or created after Closing. Company is not being compensated in any way for retaining possession of such records and shall have no liability for any loss or destruction of any records.

    6.3 CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, except as contemplated by this Agreement, unless otherwise approved by the Buyer, the Seller shall cause each of the following to occur:

         (a) NO CHANGES. The Company will carry on its business in the same manner as heretofore conducted and shall not make any change outside of the ordinary course of its business.

         (b) NO CORPORATE CHANGES. The Company shall not amend its Articles of Incorporation or By-Laws or make any changes in authorized or issued capital stock or issue or grant any

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    options, warrants or other rights to purchase shares of its authorize stock.

         (c) MAINTENANCE OF INSURANCE. The Company shall maintain all of the insurance in effect as of the date hereof.

         (d) MAINTENANCE OF PROPERTY. The Company shall use and operate all property of the Company in a normal business manner.

         (e) BENEFIT PLANS. The Company shall not enter into or amend any employment, retirement, deferred compensation, consultant, group insurance or similar plan in respect of any of its directors, officers or employees, or increase the current level of contributions to any such plan now in effect.

         (f) ADDITIONAL MATTERS. The Company shall not (i) incur any material obligation or enter into any material contract or transaction or amend or terminate any Material Agreement, (ii) declare, set aside or pay any dividend or other distribution, (iii) guarantee the obligation of any person or entity, (iv) incur any lien, debt, liability or obligation, or dispose of any assets, other than in the ordinary course of business consistent with past practices or (v) acquire, or merge with, any other entity.

    6.4 CONSENTS. The Buyer and the Seller will use their reasonable best efforts, in good faith, prior to Closing to obtain all consents necessary for the consummation of the transactions contemplated hereby.

    6.5 OTHER ACTION. The Buyer and the Seller shall use their reasonable best efforts, in good faith, to cause the fulfillment at the earliest practicable date of all of the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

    6.6 FURTHER ASSURANCES. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including without limitation all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Shares and to consummate the transactions contemplated by this Agreement.

7.  CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS

    The obligations of the Buyer to consummate the transaction shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

    7.1 REPRESENTATIONS AND WARRANTIES TRUE OF THE CLOSING DATE. The representations and warranties made by the Seller in this

Agreement shall be true and correct in all material respects.

    7.2 COMPLIANCE. The Seller shall have performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with prior to or on the Closing Date.

    7.3 ABSENCE OF LITIGATION. No action, suit or proceeding shall have been commenced or threatened, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions.

    7.4 HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods related to the HSR Act shall have expired or terminated.

    7.5 MATERIAL ADVERSE CHANGE. There shall not have occurred a material adverse change between the date of this Agreement and the Closing in the Business, operations or financial performance, condition (financial or otherwise) or prospects of the Company.

    7.6 CASUALTY. No material portion of the property of the Company shall have been adversely affected in any material way (whether or not covered by insurance) as a result of any fire, accident, flood or other casualty or act of God or the public enemy, nor shall any material portion thereof have been taken by eminent domain or become subject to condemnation.

    7.7 CONSENTS OF THIRD PARTIES. All approvals and consents required to effectuate this transaction shall have been obtained without any conditions that Buyer reasonably determines would be materially burdensome to the operation of the Company's business or that would require Buyer to divest or cease to operate any significant part of its current operations.

    7.8 OPINION OF COUNSEL. Buyer shall have received the opinion of counsel for the Seller and Company dated the Closing Date substantially in the form attached hereto as Exhibit 7.8.

8.  CONDITIONS PRECEDENT TO THE SELLER'S OBLIGATIONS

    The obligations of the Seller to consummate the transactions contemplated in this Agreement shall be subject to the satisfaction prior to or at the Closing of the following conditions:

    8.1 REPRESENTATIONS AND WARRANTIES TRUE ON THE CLOSING DATE. Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects as though such representations and warranties were made or given on and as of the Closing Date.

    8.2 COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied with all of the Buyer's obligations under this Agreement which are to be performed or complied with by the Buyer prior to or on the Closing Date including, without limitation, payment of the Purchase Price.

    8.3 ABSENCE OF LITIGATION. No action, suit or proceedings shall have been instituted, commenced or threatened to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or seek damages in connection with such transactions.

    8.4 HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods related to the HSR Act shall have expired or terminated.

9.  INDEMNIFICATION

    9.1 INDEMNIFICATION OF THE BUYER. From and after the Closing Date, the Seller shall indemnify and hold the Buyer, and its directors, officers, employees, agents and affiliates harmless against any and all damages, losses, deficiencies, liabilities, obligations, commitments, costs or expenses (including legal and other expenses reasonably incurred in investigating and defending against the same) ("Reimbursable Amounts") incurred by the Buyer resulting from or in any way relating to (i) any untrue statement contained in or any breach of any of the representations or warranties made by Seller in this Agreement as and when made or (ii) any failure by the Seller to comply with any of its covenants or agreements set forth in this Agreement; provided, however, that the Seller shall not be obligated to make indemnification payments under this Section 9.1 in excess of the Purchase Price in the aggregate; provided, however, that any claim under this section is made in writing no later than one year following the closing and this indemnity shall no longer be of any effect as to claims first made thereafter.

    9.2 INDEMNIFICATION OF THE SELLER. From and after the Closing Date, the Buyer shall indemnify and hold the Seller and its directors, officers, employees, agents and affiliates harmless against any and all Reimbursable Amounts incurred by the Seller resulting from or in any way relating to (i) any untrue statement contained in or any breach of any of the representations or warranties made by the Buyer in this Agreement as and when made, or (ii) any failure by the Buyer to comply with any of its material covenants or agreements set forth in this Agreement, or (iii) the failure by Buyer to pay, or to cause the Company to pay, all disclosed liabilities of Company; provided, however, that any claim under this section is made in writing no later than one year following the closing and this indemnity shall no longer be of any effect as to claims first made thereafter.

    9.3 INDEMNIFICATION OF THIRD-PARTY CLAIMS. The obligations and liabilities of any party to indemnify any other under this Article 9 with respect to a Reimbursable Amount relating to or arising from a claim relating to third parties (a "Third Party Claim") shall be subject to the following terms and conditions:

         (a) NOTICE AND DEFENSE. The party to be indemnified ("Indemnified Party") shall give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Third Party Claim (and in any event within thirty (30) business days), including a brief description of the Third Party Claim, the facts giving rise to the Third Party Claim and a reasonable estimate of the amount of the Third Party Claim, to the extent known at the time such notice is delivered. In the event that the Indemnified Party fails promptly to provide such written notice, the Indemnified Party shall lose any right it may have to be indemnified under this Agreement for such Third Party Claim only to the extent that the defense of such claim has been materially prejudiced by such delay. The Indemnifying Party may undertake the defense thereof by representatives chosen by it, provided that counsel selected by the Indemnifying Party shall be reasonably acceptable to Indemnified Party. If the Indemnifying Party undertakes the defense of a Third Party Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation under this Section 9.3 with respect to such Third Party Claim. So long as the Indemnifying Party is defending any such Third Party Claim actively and in good faith, the Indemnified Party shall not settle such Third Party Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in other respects give reasonable cooperation in such defense.

         (b) FAILURE TO DEFEND. If the Indemnifying Party, within a reasonable time after notice of any such Third Party Claim, fails to defend such Third Party Claim actively and in good faith, then the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

         (c) INDEMNIFIED PARTY'S RIGHTS. Anything in this Section 9.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Third Party Claim may materially adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Third Party Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Third Party Claim.

    9.4 SURVIVAL OF THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements of either the Buyer or the Seller contained in this Agreement shall survive the Closing Date.

10. CLOSING

    10.1 DOCUMENTS TO BE DELIVERED BY THE SELLER. At the Closing, the
Seller shall deliver to the Buyer the following documents, in each case duly executed or otherwise in proper form:

         (a) COMPLIANCE CERTIFICATE. A certificate by the Seller that each of the representations and warranties made by it in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the Buyer), and that the Seller has performed and complied with all of its obligations under or pursuant to this Agreement which are to be performed or complied with on or prior to the Closing Date.

         (b) STOCK CERTIFICATES. Certificates representing the Shares being sold, together with accompanying stock powers or instruments of assignment, duly endorsed for transfer.

         (c) RESOLUTIONS. Resolutions of the Board of Directors of the Seller authorizing the transactions contemplated by this Agreement, duly certified as of the Closing Date by a corporate officer.

         (d) INCUMBENCY CERTIFICATES. Certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered by the Seller to the Buyer.

         (e) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to the Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Buyer may reasonably request.

    10.2 Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following documents, in each case duly executed or otherwise in proper form:

         (a) COMPLIANCE CERTIFICATE. A certificate signed by the Buyer that the representations and warranties made by the Buyer in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the Seller), and that the Buyer has performed and complied with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

         (b) CERTIFIED RESOLUTIONS. A certified copy of the resolutions of the Board of Directors of the Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

         (c) INCUMBENCY CERTIFICATE. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to the Seller.

         (d)  FUNDS.  Immediately available funds contemplated by Section
    3.2(b).

         (e) OTHER DOCUMENTS. All other documents, instruments or writings required to be delivered to the Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as the Seller may reasonably request.

    10.3 CLOSING DATE. The Closing of the transactions contemplated by this Agreement shall occur within 2 days after the satisfaction or waiver of the conditions contained in this Agreement at the offices of Seller or any other place mutually acceptable to Buyer and Seller.

11. TERMINATION

    11.1 RIGHT OF TERMINATION. This Agreement may be terminated at any time prior to the Closing:

         (a)  by mutual written agreement of the Buyer and the Seller;

         (b) by Buyer as provided in Section 1.3 hereof, in which event Seller shall return to Buyer the Earnest Money;

         (c) by Seller if the Closing has not occurred within 64 days after the date hereof, in which event Seller shall retain the Earnest Money unless the HRS Act waiting period has not expired or terminated at the time of termination by Seller; or

         (d) by either Seller or Buyer upon the bankruptcy or assignment for the benefit of creditors by the other party.

12. MISCELLANEOUS

    12.1 AMENDMENT; EXTENSION; AND WAIVER.

         (a) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         (b) At any time on or prior to the Closing Date, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, provided that any such extension shall be granted or withheld in a party's absolute discretion, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants and agreements contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in any instrument in writing signed on behalf of such party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any agreement or covenant contained herein. The waiver by any party hereto of any condition or of a breach of any other provision of this Agreement shall not operate or be construed as a waiver of any other condition or any other provision or subsequent breach. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

    12.2 PUBLICITY. Except as may otherwise be required by law, no publicity, release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Buyer and the Seller.

    12.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and bind the Seller and the Buyer, and their successors and assigns. Neither this Agreement nor any right hereunder nor any part hereof may be assigned by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Seller shall not unreasonably withhold consent to the Buyer's assignment of a majority of its interest to another entity which is directly or indirectly owned by the Buyer or its affiliates and the balance to the other parties. Prior to any such assignment, the consent of all necessary regulatory authorities must be obtained.

    12.4 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement will be governed by and construed in accordance with the laws of the State of Florida (without giving effect to principles of conflicts of laws) applicable to a contract executed and to be performed in such state. Each of the parties hereto agrees that any suit, action or proceeding with respect to this Agreement may be brought against it in any state or Federal court of competent jurisdiction in the Middle District of the State of Florida (Jacksonville Division) or Duval County, and irrevocably waives any (i) right of immunity that such party may now have or hereafter acquire from service of process or the jurisdiction of the aforesaid courts and (ii) any objection that such party may now have or hereafter acquire to the laying of venue of any such suit, action or proceeding in any such court. The parties hereby irrevocably accept and submit themselves to the jurisdiction of such courts in any such suit, action or proceeding, and agree that final judgment (with the exhaustion of all appeals) shall be conclusive and binding in any jurisdiction in which such party resides or owns property.

    12.5 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between, and contains the sole and entire agreement between the parties with respect to the subject matter hereof.

    12.6 NO THIRD PARTY BENEFICIARIES. This Agreement is only for the benefit of the parties hereto and does not confer any right, benefit, or privilege upon any person or entity not a party to this Agreement.

    12.7 SCHEDULES. The Schedules to this Agreement are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

    12.8 EXPENSES. Except as otherwise specifically provided herein, the parties to this Agreement shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

    12.9 HEADINGS. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

    12.10 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance purchase, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

    12.11 NOTICES. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:

    To the Seller:

    IRM Services, Inc.
    ATTN: Mr. John M.  Ericson, Jr., President
    7800 Belfort Parkway, Suite 200
    Jacksonville, FL 32256
    Facsimile: 296-2906
    With copies to:

    Mr. Barry Ridings
    1290 Avenue of the Amercias, 10th Floor
    New York, NY 10104
    Facsimile: (212) 237-2232

         and

    Gayle Petrie, Esquire
    One Independent Drive, Suite 3104A
    Jacksonville, FL 32202
    Facsimile: (904) 791-9333

    To the Buyer:
    Champion Industries, Inc.
    Attn: Joe Worth
    2450 First Avenue
    P.O. Box 2968
    Huntington, WV 25728
    Facsimile: (304) 528-2765

    With a copy to:
    Thomas J. Murray, Esquire
    Huddleston, Bolen, Beatty, Porter & Copen
    611 Third Avenue
    Huntington, WV 25722
    Facsimile: (304) 522-4312

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

    12.12 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

    12.13 KNOWLEDGE OF THE SELLER. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the "knowledge of the Seller," or any similar phrase, it shall mean matters which, in good faith, are in the current memory of senior management of Seller or of the Company as to the matters that are the subject of such representation or warranty, provided however, a representation or warranty of Seller that is limited to "knowledge of the Seller" will not be breached if
(i) the matters that are the subject of such representation or warranty are not in the current memory of senior management of Seller and (ii) such matters were disclosed to Buyer by senior management of the Company or the Buyer otherwise discovered such matters during its due diligence investigation of the Company.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            IRM SERVICES, INC.

                                            By:

                                            Its


                                                      (SELLER)



                                            CHAMPION INDUSTRIES, INC.


                                            By:

                                            Its


                                                      (BUYER)

                      SCHEDULE 4.3 CAPITALIZATION OF THE COMPANY



Interform Corporation is the owner of record of 1162 shares of stock in Phar-Mor, Inc.

                          SCHEDULE 4.4 FINANCIAL STATEMENTS



The books of Interform are maintained on a GAAP basis; LIFO adjustments, if any, are made at year end.

                               SCHEDULE 4.5 TAX MATTERS



The Company was purchased by its former parent, Transmark USA, in 1988 and included in its consolidated federal income tax return. Transmark and its affiliates, including Interform, filed consolidated income tax returns through 1990. The Transmark group has not filed a federal income tax return since 1990. However, the 1991 and 1992 tax returns were prepared and presented to the IRS in conjunction with the audit of an affiliate.

The Transmark and affiliates 1993 consolidated tax return has also been prepared but not filed. The consolidated return includes the operations of Interform for the period January 1 through April 12, 1993. The Company was transferred to another consolidated group on April 13, 1993.

Since April 13, 1993, Interform has been included in the consolidated federal income tax return of IRM and its subsidiaries. IRM has timely filed its 1993, 1994 and 1995 income tax returns.

                               SCHEDULE 4.6 LITIGATION



- Two age discrimination cases were filed with the Pennsylvania Human Relations Commission after the close down of the Commercial Division.

- A wrongful discharge allegation has been filed with the Pennsylvania Human Relations Commission by a union employee.

-   Ronald T. Anthony claim.

- Rishel v Interform Corporation, filed September 1993. The suit relates to alleged injuries sustained by Mr. Rishel. The matter is being defended by Interform's insurance carrier.

- The potential exists for Interform to file suit against Globe-Tek, a supplier of software, if negotiations are not successful for the return of software which failed to perform. This software was installed in 1996.

                    SCHEDULE 4.9 BROKERAGE AND FINANCIAL ADVISORS



Except for Alex. Brown & Sons who has been engaged by Guaranty Reassurance Corporation to consult on the company's subsidiary portfolio, no broker, finder, or financial advisor is entitled to any fee or compensation from the Buyer or the Company in connection with this Agreement or the transactions contemplated hereby as a result of any action by the Seller or Company. Guaranty Reassurance Corporation is the ultimate parent of Interform Corporation.

                             SCHEDULE 4.10 BANK ACCOUNTS



Interform Corporation maintains the following bank accounts:



 Bank Name         Location            Account #       Account Type
------------   ------------------    ------------   -------------------

Mellon Bank     Pittsburgh, Pa.        2-946-846     Operating Account

Mellon Bank     Pittsburgh, Pa.         093-6319     Payroll Account

Mellon Bank     Pittsburgh, Pa.         093-6271     Cash Collateral

Mellon Bank     Philadelphia, Pa.      2-702-975     Cash Collateral

Mellon Bank     Pittsburgh, Pa.        2-702-975     Lock Box-360081

Mellon Bank     Philadelphia, Pa.      2-702-975     Lock Box-7777-W0545

Mellon Bank     Philadelphia, Pa.      2-702-975     Lock Box 7777-W6720

Mellon Bank     Lock Haven, Pa.        27-090228     Petty Cash Fund

                        SCHEDULE 4.12 NO VIOLATION OR CONFLICT



Loan and Security Agreement By and Between Interform and Mellon Bank, N.A. dated February 15, 1995, as amended.

                    SCHEDULE 4.15 OWNED AND LEASED PROPERTY



Substantially all real property and all material equipment are pledged to Mellon Bank with the following exceptions:

    i)   Didde press financed through American Capital

    ii)  Lock Haven telephone system financed through Keystone Financial

    iii) Building modifications (heating, air-conditioning, etc.) at the Lockhaven facility -- City of Lockhaven and Clinton County.

                          SCHEDULE 4.17 INTANGIBLE PROPERTY



None.

                               SCHEDULE 4.20 CONTRACTS


The following officers are covered by employment contracts that have severance clauses, as mentioned in paragraph 4.20, sub-paragraph (i):

-    David G. Pilcher
-    Clifford J. Bright
-    Linda K. Starke
-    Cecil F. Hazlett
-    Theodore J. Nowlen
-    Richard L. Layman
-    James A. Rhodes

There is a Management Services Contract with The Sidney Company that provides compensation for services rendered. This contract expires March 6, 1997.

The following officers are covered by deferred compensation, profit sharing or similar understandings, as mentioned in paragraph 4.20, sub-paragraph (ii):

-    David G. Pilcher
-    Clifford J. Bright
-    Linda K. Starke
-    Cecil F. Hazlett
-    Theodore J. Nowlen
-    Richard L. Layman
-    James A. Rhodes

4.20(iii) -- None.

                                 SCHEDULE 4.21 LABOR



Company response to paragraph 4.21 Labor:

(a) None.

(b) The Company has labor agreements with the United Steelworkers of America, AFL-CIO-CLC, Locals 8263 and Local 8263-1.

(c) There are two cases filed with the Pennsylvania Human Relations Commission dealing with age discrimination originating with the closing of the Commercial Division on July 28, 1995. There is also a case filed with the Pennsylvania Human Relations Commission by a union employee claiming unlawful discharge.

(d) None

                          SCHEDULE 4.22 EMPLOYMENT BENEFITS



None.

                         SCHEDULE 4.23 ENVIRONMENTAL MATTERS



None.

                              SCHEDULE 7.8 LEGAL OPINION



Legal Opinion.